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                                                                     EXHIBIT 5.1



                               CONNER & WINTERS
                                 [LETTERHEAD]

                                January 17, 1997


Jameson Inns, Inc.
8 Perimeter Center East
Suite 8050
Atlanta, Georgia 30346-1603

         Re: Jameson Inns, Inc. - Registration Statement on Form S-3 (the "Registration Statement")

Gentlemen:

         We have acted as counsel to Jameson Inns, Inc., a Georgia corporation (the "Company"), in connection with the proposed public offering by the Company from time to time (the "Offering") of shares of the Company's Common Stock, $.10 par value per share (the "Common Stock"), warrants to purchase shares of Common Stock (the "Common Stock Warrants") and shares of the Company's Preferred Stock, $1.00 par value per share (the "Preferred Stock") having an aggregate initial offering price of up to $100,000,000.00. The shares of Common Stock and Preferred Stock and the Common Stock Warrants so offered are sometimes referred to below as the "Offered Securities."

         In reaching the conclusions expressed in this opinion, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

         We have also assumed that (i) prior to the issuance of any shares of any Offered Securities, there will exist under the Amended and Restated Articles of Incorporation of the Company (the "Articles of Incorporation") the requisite number of authorized but unissued shares of Common Stock and/or Preferred Stock, as the case may be, and (ii) with respect to


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January 17, 1997
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the issuance of shares of each series of Preferred Stock offered from time to time under the Registration Statement, the Board of Directors of the Company shall have approved and adopted Articles of Amendment to the Articles of Incorporation setting forth the Company's Designation of Preferences, Rights, Privileges and Restrictions of Preferred Stock with respect to such series.

         Further, with respect to Common Stock Warrants issued from time to time pursuant to such warrant agreement(s) as shall be entered into by the Company (individually, a "Warrant Agreement" and, collectively, the "Warrant Agreements"), to the extent that the obligation of the Company under any such Warrant Agreement may be dependent upon such matters, we assume for purposes of this opinion that (a) any warrant agent named therein ("Warrant Agent") is duly qualified to engage in the activities contemplated by the Warrant Agreement, (b) the Warrant Agreement has been duly authorized, executed and delivered by the Warrant Agent and constitutes the legally valid and binding obligation of the Warrant Agent enforceable against the Warrant Agent in accordance with its terms, (c) the Warrant Agent is in compliance, generally, with respect to acting as Warrant Agent under the Warrant Agreement with all applicable laws and regulations, and (d) the Warrant Agent has the requisite organizational and legal power and authority to perform its obligations under the Warrant Agreement.

         We have further assumed that the Offered Securities will be offered and sold pursuant to and in accordance with the terms and conditions set forth in one or more underwriting agreements (collectively, the "Underwriting Agreement") between the Company and Oppenheimer & Co., Inc. as the Representative of the Underwriters for the Offering (the "Underwriters"), covering the sale by the Corporation and the purchase by the Underwriters of up to such number of Offered Securities as shall have been authorized by the Board of Directors of the Company, and providing, among other things, for payment to the Company of such consideration for such purchase and sale as shall constitute sufficient and valid consideration pursuant to the Articles of Incorporation, the Bylaws of the Company, as amended, and the laws of the State of Georgia.

         Based on the foregoing, we are of the opinion that:

         1. The shares of Common Stock to be sold by the Company have been duly authorized and, when issued, delivered and paid for in accordance with the terms and conditions of the Underwriting Agreement and in accordance with applicable laws of the State of Georgia, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

         2. When a series of Preferred Stock has been duly authorized and established in accordance with applicable action by the Board of Directors of the Company ("Board Action"), the Articles of Incorporation and applicable laws of the State of Georgia, and upon payment for the shares of Preferred Stock in such series in the manner contemplated by applicable Board Action and any applicable Underwriting Agreement and in accordance with applicable laws of


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January 17, 1997
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the State of Georgia, that such shares of Preferred Stock issued by the Company pursuant to the Offering will be duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock of the Company.

         3. When the Common Stock Warrants have been (a) duly established by the related Warrant Agreement, (b) duly authenticated by the Warrant Agent and (c) duly authorized and established by Board Action, and warrant certificates representing the Common Stock Warrants have been duly executed and delivered on behalf of the Company against payment therefor in accordance with Board Action, the applicable Underwriting Agreement and applicable requirements of the laws of the State of Georgia, the Common Stock Warrants will be duly authorized and will constitute valid and binding obligations of the Company.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the Prospectus constituting a part thereof under the caption "Legal Matters."

                                                     Sincerely,

                                                     CONNER & WINTERS,
                                                     A Professional Corporation